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                                                                     EXHIBIT 4.2

                                                   As Amended Effective 12-16-97


                        DALLAS SEMICONDUCTOR CORPORATION

                            1993 OFFICER AND DIRECTOR
                                STOCK OPTION PLAN


         1. Purpose. The Dallas Semiconductor Corporation 1993 Officer and Director Stock Option Plan (the "Plan") is intended to advance the interests of Dallas Semiconductor Corporation, a Delaware corporation (the "Company"), and its stockholders, by encouraging and enabling selected officers and directors, upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and retain a proprietary interest in the Company by ownership of its stock. It is intended that options which do not qualify for treatment as "incentive stock options" under Section 422A of the Internal Revenue Code of 1986, as amended, and applicable regulations and rulings promulgated thereunder (collectively the "Code"), may be granted under the Plan.

         2. Definitions.

                  (a) "Automatic Grant Date" means (i) with respect to each non-employee director of the Company in office on the date this Plan is adopted by the Board, the date this Plan is adopted by the Board, and
         (ii) with respect to each non-employee director of the Company first elected to the Board subsequent to the date this Plan is adopted, the date such director is elected to the Board.

                  (b) "Board" means the Board of Directors of the Company or a Committee of the Board to whom its authority has been delegated.

                  (c) "Change of Control" means (a) any time at which any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended on the date


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         of adoption of this Plan), other than the Company, a subsidiary of the
         Company or any savings, pension, or other benefit plan for the benefit of employees of the Company or its subsidiaries, acquires or otherwise becomes the beneficial owner of shares of Common Stock of the Company (or an other voting securities of the Company, or options, warrants or other securities or rights convertible into, exchangeable for or exercisable for Common Stock or any other voting securities of the Company) in a transaction or series of transactions that results in such person, directly or indirectly, owning more than twenty percent (20%) of the outstanding shares of Common Stock of the Company (including, for this purpose, all other securities having the right to vote generally in the election of directors); (b) in connection with or as a result of any cash tender offer, merger or other business combination, sale of assets or contested election (by proxy or otherwise), the resignation of director(s), or any combination of the foregoing transactions (a "Transaction"), such time as the persons who were non-employee directors before the Transaction shall cease to constitute at least a majority of the non-employee directors on the Board of Directors of the Company or any successor to the Company; or
         (c) the election of any person other than C.V. Prothro as chairman and chief executive officer of the Company.

                  (d) "Common Stock" means the Company's Common Stock, $.02 par value per share.

                  (e) "Date of Grant" means the date on which an Option is granted under the Plan, which will be the date the Board authorizes the Option unless the Board specifies a later date.

                  (f) "Date of Exercise" means the date on which an Option is validly exercised pursuant to the Plan.

                  (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.



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                  (h) "Fair Market Value" of the Company's Common Stock means, as long as the Company's Common Stock is traded on the New York Stock Exchange, the closing price of such stock on the New York Stock Exchange on such date (or if such date is not a trading day, on the last trading day immediately preceding such date) or, if not so traded, on the NASDAQ National Market System or another national exchange upon which the Company's Common Stock is traded or as otherwise determined by the Board, based on any reasonable valuation method.

                  (i) "Option" means an option granted under the Plan.

                  (j) "Optionee" means a person to whom an Option, which has not expired, has been granted under the Plan.

                  (k) "Successor" means the legal representative of the estate of a deceased optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of an Optionee.

                  (l) "Stock Option Agreement" means the agreement between the Company and the Optionee, in such form as may from time to time be adopted by the Board, under which the Optionee may purchase Common Stock pursuant to the terms of an Option granted under the Plan.

                  (m) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, as (and to the extent) such rule, or any successor thereto, may from time to time be in effect and including all interpretations thereunder.

         3. Administration and Interpretation of Plan. The Plan shall be administered by the Board. The Board shall have full and final authority in its discretion, subject to the provisions of the Plan: (i) to determine the individuals to whom, and the time or times at which, Options shall be granted and the number of shares of Common Stock covered by each Option; (ii) to construe and interpret the Plan; and (iii) to


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make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations by the Board shall be final and conclusively binding for all purposes and upon all persons. Any Committee authorized to administer the Plan shall consist entirely of disinterested persons in accordance with the provisions of Rule 16b-3.

         4. Common Stock Subject to Options. The maximum number of shares of the Company's Common Stock which may be issued upon the exercise of Options granted under the Plan is 2,300,000 increased on and as of January 1 of each calendar year from and including January 1, 1994 by a number of shares equal to one-percent (1%) of the number of shares of Common Stock outstanding on December 31 of the preceding year; subject to adjustment by the Board to reflect, as deemed appropriate by the Board, any stock dividend, stock split, reverse stock split, share combination, reorganization, recapitalization or the like, of or by the Company. The shares of Common Stock to be issued upon the exercise of Options may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the open market for the purposes of the Plan. In the event any Option shall, for any reason, terminate or expire or be canceled or surrendered without having been exercised in full, the shares subject to such Option, but not purchased thereunder, shall again be available for Options to be granted under the Plan.

         5. Participants. Options may be granted under the Plan to any person who is an officer or director of the Company, provided however, that no member of any Committee administering this Plan shall be eligible to be granted an option hereunder except (i) pursuant to the provisions of Section 7(b) hereof or
(ii) under any other circumstances that may be permitted under Rule 16b-3 without adversely affecting any requirement of such rule that this Plan be administered by disinterested persons.


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         6. Terms and Conditions of Options. Any Option granted under the Plan shall be evidenced by a Stock Option Agreement executed by the Company and the Optionee. Such agreement shall be subject to the following limitations and conditions:

                  (a) Option Price. The option price per share with respect to each Option shall be determined by the Board but in no instance shall the option price for an Option be less than 100% of the Fair Market Value of a share of the Common Stock on the Date of Grant.

                  (b) Payment of Option Price. Full payment for shares purchased upon exercising an Option shall be made in cash or by check, or by delivery of previously owned shares of Common Stock, or partly in cash or by check and partly in such stock. The value of shares of Common Stock delivered in connection with the payment of the option price shall be the Fair Market Value of such shares on the Date of Exercise of the Option.

                  (c) Term of Option. The expiration date of each Option shall not be more than ten (10) years from the Date of Grant.

                  (d) Vesting of Stockholder Rights. Neither an Optionee nor his Successor shall have any of the rights of a stockholder of the Company until the certificate or certificates evidencing the shares purchased pursuant to the exercise of an Option are properly delivered to such Optionee or his Successor.

                  (e) Exercise of an Option. Each Option shall be exercisable at any time, and from time to time, and in no particular order if the Optionee holds more than one Option, throughout a period commencing on or after the Date of Grant, as specified by the Board, and ending upon the earliest of the expiration, cancellation, surrender or termination of the Option; provided however, that no Option shall be exercisable in whole or in part prior to the date of stockholder approval of the Plan.


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         Furthermore, the exercise of each Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any share otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the report to, or consent or approval of, any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, report, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

                  (f) Tax Offset Bonus. The Board may grant a Tax Offset Bonus to such Optionees and on such bases as the Board shall determine, and a provision relating thereto shall be included in the stock option agreement at the time the right is granted. A Tax Offset Bonus may be granted concurrently with or after the grant of an Option. A Tax Offset Bonus shall entitle an Optionee to receive from the Company an amount in cash no greater than the then existing maximum statutory Federal income tax rate (including any surtax or similar charge or assessment) for individuals multiplied by the amount of ordinary income, if any, realized by the Optionee for Federal income tax purposes as a result of the exercise of the Option. The Board may cancel or place a limit on the term of, or the amount payable for, any Tax Offset Bonus at any time. The Board shall determine all other terms and provisions of any Tax Offset Bonus grant. The Company shall not be required to fund such Tax Offset Bonus prior to the due date for such taxes, and the proceeds of such Tax Offset Bonus shall be advanced to the Optionee in the form of a check payable to the Internal Revenue Service for the account of the Optionee or such other method as the Board may



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         determine. The Board shall have the right to require an Optionee to present reasonable proof of the amount of such taxes as a condition precedent to the making of such payment. The Company shall be under no obligation of any nature to grant any Tax Offset Bonus to any Optionee at any time and the Company shall grant a Tax Offset Bonus to a non-employee director of the Company only upon such terms and conditions, if any, as may be permitted under Rule 16b-3 without adversely affecting any requirement of such rule that this Plan be administered by disinterested persons.

                  (g) Company Loans. The Company may make stock purchase loans in connection with Option exercises upon the following terms and conditions:

                           (i) Upon the exercise by an Optionee of an Option, or
                  any part thereof, and the Optionee's request for a loan pursuant hereto, the Company, upon approval by the Board, may loan said Optionee, for the sole purpose of purchasing Common Stock from the Company pursuant to the exercise of such Option, an amount equal to the excess of the exercise price of the Option over the aggregate par value of the Common Stock which the Optionee has elected to purchase pursuant to such exercise; provided, however, that the Optionee shall execute concurrently a promissory note in form satisfactory to the Board for such amount payable to the order of the Company;

                           (ii) The Company shall have no obligation to make any
                  loan to any Optionee at any time and the Company shall make a loan hereunder to a non-employee director of the Company only upon such terms and conditions, if any, as may be permitted under Rule 16b-3 without adversely affecting any requirement of such rule that this Plan be administered by disinterested persons;



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                           (iii) The promissory note referenced hereinbefore
                  shall provide for interest to be payable upon the outstanding principal balance thereof at such rate and times as the Board may determine. Such note shall also provide that the Board may require the Optionee to secure the payment thereof at any time with collateral deemed adequate by the Board in its sole discretion. Such note shall mature, and all outstanding principal and interest shall become immediately due and payable in installments or in lump sum at such time or times as the Board shall provide. The note will provide for prepayment of principal and accrued interest in whole or in part from time to time without premium or penalty and may be extended or modified, from time to time, at the Board's discretion. The note shall provide for acceleration of maturity by the Company upon the happening of any events determined appropriate by the Board.

                  (h) Transferability of Option. Other than by will or by laws of descent and distribution, an option granted under the Plan shall be transferable or assignable by an Optionee only if and under terms and conditions approved by the Board in its sole discretion. No Option or the shares covered thereby shall be pledged or hypothecated in any way and no Option or the shares covered thereby shall be subject to execution, attachment, or similar process except with the prior express written consent of the Board.

                  (i) Termination of Employment or Directorship. Upon termination of an Optionee's employment with the Company for any reason other than retirement, permanent disability or death or upon removal of a non-employee director of the Company from office, any and all outstanding Option(s) of such Optionee shall immediately thereupon be null and void. Upon termination of an Optionee's employment with the Company by reason of his retirement, or permanent disability, but



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         excluding his death, his option privileges shall be limited to the shares which were immediately purchasable by him at the date of its expiration or three (3) months after the date of such termination, whichever occurs first. Upon the resignation or retirement of a non-employee director who has served as a director of the Company for more than three (3) years, any vesting of his option privileges shall immediately accelerate, so that all unexercised option privileges shall become immediately exercisable, and such option privileges will expire unless exercised by him, or (in the event of his subsequent death) his Successor, on or before the date any such Option expires by its own terms. Upon the resignation or retirement of a non-employee director who has served as a director of the Company for less than three (3) years, such Optionee or (in the event of his subsequent death) his Successor, will be entitled to exercise all unexercised option privileges exercisable by the Optionee at the time of his resignation or retirement on or before the date any such Option expires by its own terms. Neither the adoption of this Plan nor the grant of an Option to an eligible person shall alter in any way the Company's rights to terminate such person's employment or directorship at any time with or without cause nor does it confer upon such person any rights or privileges to continued employment, or any other rights and privileges, except as specifically provided in the Plan.

                  (j) Death of Optionee. If an Optionee (other than a non-employee director) dies while in the employ of the Company, his option privileges shall be limited to the shares which were immediately purchasable by him at the date of death and such option privileges shall expire unless exercised by his Successor prior to the date of its expiration or one (1) year from the date of the Optionee's death, whichever occurs first. If a non-employee director who is an Optionee dies while a director of the Company, any vesting of his option privileges shall immediately accelerate,


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         so that all unexercised option privileges shall become immediately exercisable, and such option privileges shall expire unless exercised by his Successor, on or before the date such option expires by its terms.

                  (k) Other Terms. Each Stock Option Agreement may contain such other provisions (not inconsistent herewith) as the Board in its discretion may determine, including, without limitation:

                           (i) any provision which shall condition the exercise
                  of all or part of an Option upon such matters as the Board may deem appropriate (if any) such as the passage of time, or the attainment of certain performance goals, appropriate to reflect the contribution of the Optionee to the performance of the Company;

                           (ii) any provision which would accelerate the
                  exercisability of an Option upon the occurrence of a Change of Control or which would give the Board the discretionary authority to accelerate the exercisability of an Option in spite of any provision contained in an Option pursuant to clause (i) above, under such circumstances as the Board may deem appropriate; and

                           (iii) the manner in which an Option is to be
                  exercised.

         7. Allotment of Shares. The grant of an Option shall not be deemed either to entitle the Optionee to, or disqualify the Optionee from, participation in any other grant of options under this Plan or any other stock option plan of the Company. The number of shares allotted to each Optionee shall be determined as follows:

                  (a) Optionees Other than Non-Employee Directors. The Board shall, in its discretion, determine the number of shares of Common Stock to be offered from time to time by grant of Options to officers of the Company.


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                  (b) Non-Employee Directors. Subject to the limitations imposed pursuant to Section 4 of this Plan as to the aggregate number of shares that may be issued hereunder, each non-employee director of the Company, effective as of the Automatic Grant Date, shall be granted an Option to purchase 100,000 shares of Common Stock, subject to adjustment by the Board to reflect, as deemed appropriate by the Board, any stock dividend, stock split, reverse stock split, share combination, reorganization or the like, of or by the Company, at a price equal to 100% of the Fair Market Value of the Common Stock on the date of grant, for a term of ten (10) years. The eligibility of each non-employee director to receive a grant under this provision shall be determined as of the Automatic Grant Date.

         8. Adjustments. The number of shares of Common Stock covered by each outstanding Option granted under the Plan and the option price shall be adjusted to reflect, as deemed appropriate by the Board in its discretion, any stock dividend, stock split, reverse stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like of or by the Company. Decisions by the Board as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive on all Optionees.

         9. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or an Optionee may change, at any time and from time to time, by written notice to the other, the address which


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it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Company and each Optionee shall specify as its and his address for receiving notices the address set forth in the option agreement pertaining to the shares to which such notice relates.

         10. Amendment or Discontinuance. This Plan may be amended or discontinued by the Board without the approval of the stockholders of the Company, provided that (a) the Board may not, except as expressly provided in the Plan, increase the aggregate number of shares which may be issued under Options granted pursuant to the Plan, materially amend the eligibility requirements of the Plan or materially increase the benefits which may accrue to participants under the Plan, without such approval (if any) as may be required pursuant to the provisions of Rule 16b-3, or applicable law or the requirements of any national stock exchange upon which the Company's Common Stock is traded, and (b) the provisions of this Plan relating to the grant of options to non-employee directors of the Company may not be amended more frequently than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder.

         11. Effect of the Plan. Neither the adoption of this Plan nor any action of the Board shall be deemed to give any officer or director any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by a stock option agreement, or any amendment thereto, duly authorized by the Board and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.


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